FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-257991-09

From: Wells Abf Syndicate Wells Fargo (WELLS FARGO SECURITI) At: 12/04/23 10:25:57 UTC-5:00

To: Nicholas Cerulo (WELLS FARGO SECURITI )
Subject: MSWF 2023-2 - PUBLIC NEW ISSUE **ANNOUNCEMENT**

MSWF 2023-2 - PUBLIC NEW ISSUE **ANNOUNCEMENT**

$828.74MM FIXED-RATE CMBS OFFERING

CO-LEAD MANAGERS
& JOINT BOOKRUNNERS:	WELLS FARGO SECURITIES, LLC
MORGAN STANLEY & CO. LLC
BOFA SECURITIES, INC.
CO-MANAGERS:	ACADEMY SECURITIES, INC.
DREXEL HAMILTON, LLC
SIEBERT WILLIAMS SHANK & CO., LLC

OFFERED CERTIFICATES - PUBLIC

CLASS	FITCH/KBRA/MOODY'S	SIZE($MM)	C/E	WAL	CUM LTV	NOI DY
A-1	AAAsf/AAA(sf)/Aaa(sf)	2.741	30.000%	2.18	34.3%	21.1%
A-2	AAAsf/AAA(sf)/Aaa(sf)	69.432	30.000%	4.83	34.3%	21.1%
A-SB	AAAsf/AAA(sf)/Aaa(sf)	6.496	30.000%	7.21	34.3%	21.1%
A-4*	AAAsf/AAA(sf)/Aaa(sf)	200.000	30.000%	9.38	34.3%	21.1%
A-5*	AAAsf/AAA(sf)/Aaa(sf)	361.457	30.000%	9.77	34.3%	21.1%
X-A	AAAsf/AAA(sf)/Aaa(sf)	640.126	N/A	N/A	N/A	N/A
X-B	A-sf/AAA(sf)/NR	188.609	N/A	N/A	N/A	N/A
A-S	AAAsf/AAA(sf)/Aa1(sf)	121.167	16.750%	9.90	40.8%	17.8%
B	AA-sf/AA-(sf)/NR	38.865	12.500%	9.90	42.9%	16.9%
C	A-sf/A-(sf)/NR	28.577	9.375%	9.93	44.5%	16.3%

NON-OFFERED CERTIFICATES - PRIVATE (144A)

CLASS	FITCH/KBRA/MOODY'S	SIZE($MM)	C/E	WAL	CUM LTV	NOI DY
X-D	BBB-sf/BBB(sf)/NR	24.005	N/A	N/A	N/A	N/A
D	BBBsf/BBB+(sf)/NR	14.860	7.750%	9.98	45.2%	16.0%
E	BBB-sf/BBB(sf)/NR	9.145	6.750%	9.98	45.7%	15.9%

*Sizes and WAL’s are subject to change as detailed in the attached Term Sheet.

COLLATERAL SUMMARY

INITIAL POOL BALANCE:	$914,466,875
NUMBER OF LOANS:	46
NUMBER OF PROPERTIES:	100
WA CUT-OFF LTV:	49.1%
WA BALLOON LTV:	48.4%
WA U/W NCF DSCR:	1.99x
WA U/W NOI DEBT YIELD:	14.8%
WA MORTGAGE RATE:	7.0381%
TOP TEN LOANS %:	59.9%
WA REM TERM TO MATURITY (MOS):	113
WA REM AMORTIZATION TERM (MOS):	359
WA SEASONING (MOS):	3

LOAN SELLERS:	WFB (31.5%), MSMCH (21.5%), AREF2 (20.7%), BANA (10.0%), BANA/MSMCH (8.2%), SMC (8.1%)

TOP 3 PROPERTY TYPES:	RETAIL (44.1%), MULTIFAMILY (12.5%), HOSPITALITY (11.5%)

TOP 5 STATES:	CA (13.5%), MD (11.8%), NY (9.8%), TX (9.5%), PA (8.6%)

MASTER SERVICER:	WELLS FARGO BANK, NATIONAL ASSOCIATION
SPECIAL SERVICER:	ARGENTIC SERVICES COMPANY LP

DIRECTING CERTIFICATEHOLDER:	ARGENTIC SECURITIES HOLDINGS 2 CAYMAN LIMITED

DOCUMENTS & TIMING
TERM SHEET, ANNEX A-1:	ATTACHED
PRELIM PROSPECTUS:	ATTACHED
PRESALE REPORTS:	TODAY
ANTICIPATED PRICING:	WEEK OF December 4, 2023
ANTICIPATED SETTLEMENT:	December 21, 2023

THIRD PARTY PASSWORDS:

Name PW

BBG/Trepp MSWF 2023-2 MSWF232

Intex MSWF2302 0227hsq17g7gvmarp6v1z

To participate in the Conference Call, register using

the link or the button below to:

Registration Link:

https://www.netroadshow.com/events/login?show=25c378d1

&confId=58554

CONFERENCE CALLS: UPON DEMAND

Wells Fargo Commercial Mortgage Securities, Inc., as depositor, has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (‘‘SEC’’) (SEC File No. 333-257991) for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing entity and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the depositor, any underwriter, or any dealer participating in the offering will arrange to send you the prospectus after filing if you request it by calling toll free 1-800-745-2063 (8 a.m. - 5 p.m. EST) or by emailing wfs.cmbs@wellsfargo.com.

If this communication relates to an offering of US registered securities (i) a registration statement has been filed with the SEC, (ii) before investing you should read the filed documents, and (iii) you may obtain these documents from your sales representative, by calling 1-800-326-5897 or visiting www.sec.gov. If this communication relates to a securities offering exempt from US registration, you should contact your sales representative for the complete disclosure package. For information regarding Wells Fargo, see https://www.wellsfargo.com/com/disclaimer/wfid3. In Japan, see: https://www.wellsfargo.com/com/disclaimer/wfsjb4. This chat will be retained and may be monitored.